Fleming Companies, Inc.
             6301 Waterford Boulevard, P. O. Box 26647
              Oklahoma City, OK  73126 (405) 840-7290

David R. Almond
Senior Vice President
General Counsel and Secretary

                            April 10, 1997



SENT BY FACSIMILE - NO. (301) 718-2252


Mr. Mark Brockway
Institutional Shareholder Services
7200 Wisconsin Avenue
Suite 1001
Bethesda, MD  20814

Dear Mark:

In anticipation of our conference call on Friday morning at 10:00 a.m. your time, I am taking the liberty of enclosing an article published by Professor Lawrence A. Hamermesh. I commend to you especially that portion of the article beginning with the first full paragraph on page 990. The concerns raised there parallel and reinforce the concerns we have about the uncertainty of applicability of the Teamsters' proposal. We believe it is ill-conceived and will urge your reconsideration of your position with respect to it when we talk on Friday.

                                 Very truly yours,

                                 DAVID R. ALMOND

                                 David R. Almond

DRA:er
Enclosure


The foregoing is filed pursuant to Rule 14a-6(b) and was first furnished to securityholders on April 10, 1997.

                      Fleming Companies, Inc.
             6301 Waterford Boulevard, P. O. Box 26647
              Oklahoma City, OK  73126 (405) 840-7290

David R. Almond
Senior Vice President
General Counsel and Secretary


                             April 10, 1997



SENT BY FACSIMILE - NO. (415) 986-2924


Mr. Brian Cameron
Dodge & Cox
One Sansome Street, 35th Floor
San Francisco, CA  94104


Dear Brian:

John Thompson and I enjoyed our visit Tuesday with you and your colleagues. As a follow up to our discussion, we thought you would be interested in the enclosed article published by Professor Lawrence A. Hamermesh. I especially commend to you the portion of that article beginning with the first full paragraph on page 990.

We hope this will be helpful to you in your consideration of our request for your vote against the Teamsters' proposal.

                                 Very truly yours,

                                 DAVID R. ALMOND

                                 David R. Almond


DRA:er
Enclosure


The foregoing is filed pursuant to Rule 14a-6(b) and was first furnished to securityholders on April 10, 1997.

                      Fleming Companies, Inc.
             6301 Waterford Boulevard, P. O. Box 26647
              Oklahoma City, OK  73126 (405) 840-7290

David R. Almond
Senior Vice President
General Counsel and Secretary


                            April 10, 1997



SENT BY FACSIMILE - NO. (415) 248-6611


Mr. Roger W. Honour
Montgomery Asset Management
Managing Director
Senior Portfolio Manager
101 California Street
San Francisco, CA  94111


Dear Roger:

John Thompson and I enjoyed our visit Tuesday with you. As a follow up to our discussion, we thought you would be interested in the enclosed article published by Professor Lawrence A. Hamermesh. I especially commend to you the portion of that article beginning with the first full paragraph on page 990.

We hope this will be helpful to you in your consideration of our request for your vote against the Teamsters' proposal.

                                 Very truly yours,

                                 DAVID R. ALMOND

                                 David R. Almond


DRA:er
Enclosure

The foregoing is filed pursuant to Rule 14a-6(b) and was first furnished to securityholders on April 10, 1997.

            Bank and Corporate Governance Law Reporter

                           Editor's Note

                       Lawrence A. Hamermesh

       Associate Professor, Widener University School of Law

Volume 17, Number 6, February 1997. Copyright <copyright> 1997 Computer Law Reporter, Inc. All Rights Reserved.


          It might be convenient to dismiss the FLEMING bench ruling as a relatively inconsequential determination of Oklahoma corporation law. The FLEMING controversy, however, illustrates a growing reliance by active investors (or investor activists, depending on your viewpoint) on the power to adopt bylaws, a power which most if not all state corporation laws confer upon stockholders. The similarity of Oklahoma's corporate statutes to those of Delaware and many other states suggests that the FLEMING ruling merits close consideration, since it will almost certainly be widely cited in the area of stockholder proposed bylaw amendments.

          The key holding in FLEMING, of course, is the determination that under Oklahoma corporation law, the stockholders have the power to adopt a bylaw that, on its face, prohibits the corporation from adopting or maintaining a shareholder rights plan unless the plan is "first approved by a majority shareholder vote." This bylaw is thus similar in approach to the "Shareholder Rights Bylaw" which Guy Wyser-Pratte recently (but unsuccessfully) submitted to the stockholders of Wallace Computer Services.<F1> Both of these bylaw proposals represent efforts by stockholders to limit the power of the board of directors to take actions that tend to deter or preclude an unsolicited acquisition of the company.

          In analyzing the bylaw at issue in FLEMING, the first obstacle is determining how it actually works. According to Judge Alley, the bylaw as proposed by the International Brotherhood of Teamsters ("IBT") permits the stockholders of Fleming to reject a director-adopted "poison pill" ONLY after it is adopted; thus, according to Judge Alley's ruling, "there's nothing in the proxy proposal of the plaintiff that forecloses the directors from adopting any plan that they wish." In Judge Alley's defense, this interpretation of the IBT proposal is one that IBT's counsel, probably inadvertently, led the court to believe.<F2> It is an interpretation, however, that is hard to square with the express language of the bylaw proposal, which purports to bar the corporation (and thus presumably its board of directors) from ADOPTING or maintaining any rights plan unless it is "first approved" by the stockholders. On its face, then, the bylaw sweeps quite broadly: it would take away, in advance, the authority of the directors to adopt rights plans that the corporate statutes otherwise authorize them to adopt. Even under the interpretation articulated by Judge Alley, the bylaw would be intrusive, although somewhat less so: the stockholders would have a "right of review," as the court described it, under which they could set aside, after the fact, a director-adopted poison pill.<F3>

          In either event, the bylaw proposal by IBT is problematic on several scores. First, it necessarily raises the question of whether the stockholders have the power to adopt a bylaw that precludes amendment by the board of directors, with whom the stockholders share concurrent power to make and amend bylaws. Where the certificate of incorporation endows the directors with this power, it is at best questionable whether that endowment of power can be withdrawn by a bylaw, which is necessarily subservient to the provisions of the certificate of incorporation. This question is unsettled in Delaware law and, I would imagine, under Oklahoma law as well. It is a most important question, however, because if the power-stripping provision of the IBT bylaw is not effective, the board of directors could simply undo the bylaw after the stockholders adopt it, at least where they deem it desirable to do so in the interests of the corporation and its stockholders. In the face of uncertainty as to whether such a repeal by directors would be effective, a hostile acquiror might well need a final, binding declaratory judgment as to the continuing efficacy of the bylaw in order to be assured, prior to a major stock purchase, that the bylaw has neutralized the poison pill. If so, the utility of the bylaw will be significantly diluted.

          Second, the IBT bylaw poses difficult problems of interpretation and application. Putting aside the indeterminacy of the phrase "large holdings" -- the transferability of which is to be fostered by the IBT bylaw -- the bylaw purports to preclude adoption not only of "poison pills" and "shareholder rights plans", but of any "other form of 'poison pill' which is designed to or has the effect of making acquisition of large holdings of the Corporation's shares of stock more difficult or expensive
 ... ."  This open-ended  clause  could  arguably sweep up a wide variety of director-created "rights" that might make acquisition of a large block of shares "more difficult or expensive." For example, would the IBT bylaw prevent the board of directors from adopting or issuing options pursuant to a garden variety employee stock option plan? Surely such a plan involves the creation of "rights" which make an acquisition at a premium to market "more difficult or expensive." Likewise, directors faced with a hostile tender offer might adopt a plan of restructuring involving a large cash dividend. Would declaration of the dividend involve the creation of rights constituting some "form of 'poison pill'," such that advance stockholder approval would be required? Similarly, directors might approve a self-tender offer tending to make a hostile acquisition "more difficult." Would such a self-tender offer be subject to the IBT bylaw? Would change of control severance agreements with employees constitute a "form of 'poison
pill'" requiring advance stockholder approval?   Would  the issuance of so-
called "poison debt" (debt with maturity accelerated upon a change of control) be precluded absent advance stockholder approval? If the answer to these questions is yes, the IBT bylaw implies a remarkably broad power on the part of stockholders to limit the authority of the board of directors in a wide range of areas in which they unquestionably have been endowed with statutory authority to act.

          This observation suggests the last, and perhaps most fundamental, difficulty with the ruling in FLEMING sustaining the IBT bylaw: it fails to give adequate attention to 18 Okl. Stat. Ann. <section> 1027(a), which is essentially identical to Section 141(a) of the Delaware General Corporation Law.<F4> That statute establishes a basic allocation of corporate authority to the directors, an allocation that is subject to modification only in the certificate of incorporation. If the directors' authority to manage the business and affairs of the corporation could be circumscribed by a stockholder-adopted bylaw, the statute requiring that such circumscriptions be set forth in the certificate of incorporation would be a nullity. In other areas, it has been established quite clearly that a statute permitting alteration of a default rule by provision in the charger implicitly prohibits alteration of the rule in a bylaw. DATAPOINT CORP. V. PLAZA SECURITIES CO., 496 A.2d 1031 (Del. 1985) (invalidating bylaw limiting stockholder power to act by written consent, where the applicable statute permitted modification or elimination of that power by provision of the certificate of incorporation); SEE ALSO ROACH V. BYNUM (cited and described in the summary of the FLEMING decision). Likewise here, the statutory rule that confers upon the directors the authority to manage the business and affairs of the corporation -- including defensive measures, at least according to the Delaware Supreme Court<F5>-- allows for departure from this allocation only by provision in the certificate of incorporation or as provided elsewhere in the statute (this latter exception referring only to a limited set of circumstances, such as receiverships, where the statute vests managerial power in a person or persons other than the board of directors). The fact that the fundamental allocation of corporate authority to the board of directors can only be modified, consensually, by a provision of the certificate of incorporation, and not by bylaw provision, strongly suggests that the IBT bylaw is inconsistent with the overall scheme of the corporate statutes.

          The court in FLEMING noted the directors' "self-interest" as a factor supporting the validity of the IBT bylaw under Oklahoma law. As the Delaware Supreme Court itself recognized in UNOCAL, that consideration is not irrelevant in assessing the directors' fulfillment of their fiduciary responsibilities. It should not be a factor, however, in determining the technical question of the allocation of corporate authority, by statute, as between the directors and the stockholders. That question calls for a construction of the statutes and, as previously suggested, the court's brief effort in that regard in its bench ruling fails to dispel the considerable doubts about the IBT bylaw. A more thorough analysis, perhaps on appeal, may yield a different result than the one announced in the FLEMING litigation thus far.


<F1>
          The validity of that bylaw, which in defined circumstances would prohibit all "defensive measures," is the subject of a debate in the current (January/February 1997) issue of THE CORPORATE GOVERNANCE ADVISOR. Leonard Chazen, of Howard, Darby and Levin, counsel to Wyser-Pratte, there advocates the validly of the bylaw under applicable Delaware law; I suggest its invalidity.

<F2>
          At oral argument, the following colloquy occurred between the court and plaintiff's counsel:

          THE COURT: ...[I]sn't your proposal as what the proxy should be, a bylaw that says, well, if the shareholders don't like the plan, they can disapprove it?

          MR. McCRACKEN:  Yes, exactly.

          THE COURT: So it has to be after the directors have determined a plan.

          MR. McCRACKEN: Yes. There's nothing in our proposal that attempts to dictate to the board what a plan may contain or must contain or shall not contain. ...

<F3>
          If adopted, the IBT bylaw would on its face require the corporation (presumably its board of directors) to "redeem any ... rights plan now in effect." Therefore, since the existing Fleming rights plan, one assumes, confers the power of redemption only upon the board of directors, the IBT bylaw would mandate AFFIRMATIVE director action, i.e., adoption of a resolution to redeem the existing rights.

<F4>
          Section 1027(a) provides:

          The business and affairs of every corporation in accordance with the provisions of the Oklahoma General Corporation Act shall be managed by or under the direction of a board of directors, except as may be otherwise provided for in the Oklahoma General Corporation Act or in its certificate of incorporation ... .

<F5>
          E.g., UNOCAL CORP. V. MESA PETROLEUM CO., 493 A.2d 946, 953-54 (Del. 1985).



The foregoing is filed pursuant to Rule 14a-6(b) and was first furnished to securityholders on April 10, 1997.